                                                                    Exhibit 12.5


                        TURNER BROADCASTING SYSTEM, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES



                                                                                           -------------    ------------
                                              -------------                                 Historical       Historical
                                              Pro Forma (a)  ----------------------------  Three Months     Nine Months
                                               Year Ended            Historical               Ended             Ended
                                              December 31,      Year Ended December 31,     December 31,    September 30,
                                                 2000        2000    1999    1998   1997      1996(b)          1996(b)
                                              ------------   ----------------------------  -------------    ------------
Earnings:

Net income (loss) before income taxes and
  cumulative effect of accounting change         $(851)    $ 518    $ 574   $ 358   $ 265         $  42      $ (42)
Interest expense                                   237       242      192     195     211            60        141
Amortization of capitalized interest               -         -          3       8      16             5         13
Portion of rents representative of an
  interest factor                                   44        44       37      31      23             8         23
Preferred stock dividend requirements
  of majority-owned subsidiaries                   -         -        -       -       -              -          -
Adjustment for partially owned
  subsidiaries and 50% owned companies             -         -        -       -       -              -          -
Undistributed losses (earnings) of
  less than 50% owned companies                     (2)       (2)       3       6      12             2          1
                                                 -----     -----    -----   -----   -----         -----      -----

    Total earnings                               $(572)    $ 802    $ 809   $ 598   $ 527         $ 117      $ 136
                                                 =====     =====    =====   =====   =====         =====      =====

Fixed Charges:

Interest expense                                 $ 237     $ 242    $ 192   $ 195   $ 211         $  60      $ 141
Capitalized interest                               -         -        -       -        13             6         16
Portion of rents representative of an
  interest factor                                   44        44       37      31      23             8         23
Preferred stock dividend requirements
  of majority-owned subsidiaries                   -         -                        -                         -
Adjustment for partially owned
  subsidiaries and 50% owned companies             -         -        -       -       -              -          -
                                                 -----     -----    -----   -----   -----         -----      -----

    Total fixed charges                          $ 281     $ 286    $ 229   $ 226   $ 247         $  74      $ 180
                                                 =====     =====    =====   =====   =====         =====      =====

Pretax income necessary to cover
preferred dividend requirements
                                                 -----     -----    -----   -----   -----         -----      -----

    Total combined                               $ 281     $ 286    $ 229   $ 226   $ 247         $  74      $ 180
                                                 =====     =====    =====   =====   =====         =====      =====

Ratio of earnings to fixed charges
(deficiency in the coverage of fixed
charges by earnings before fixed charges)        $(853)      2.8x     3.5x    2.6x    2.1x          1.6x     $ (44)
                                                 =====     =====    =====   =====   =====         =====      =====



Ratio of earnings to combined fixed
charges and preferred dividend
requirements (deficiency in the
coverage of combined fixed
charges and preferred dividend
requirements deficiency)                         $(853)     2.8x     3.5x    2.6x    2.1x          1.6x     $ (44)
                                                 =====    =====    =====   =====   =====          =====      =====


(a) As a result of the merger of America Online and Time Warner, the pro forma ratios of Turner Broadcasting System ("TBS") have been adjusted to reflect an allocable portion of AOL Time Warner's new basis of accounting on a pushdown basis. The historical ratios are reflected at TBS's historical cost basis of accounting. TBS's pro forma ratios are presented to give effect to the merger of America Online and Time Warner as if it occurred on January 1, 2000.

(b) Time Warner became the parent company of TWC and TBS on October 10, 1996, upon the merger of TWC and TBS with separate subsidiaries of Time Warner (the "TBS Merger"). The historical ratios of TBS for all periods after the TBS Merger have been adjusted to reflect Time Warner's basis of accounting. The historical ratios of TBS for all periods before the TBS merger are reflected at TBS's historical cost basis of accounting.